UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2003

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
10885 - N.E. 4th Street
Bellevue, Washington 98004-5515
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street
Bellevue, Washington 98004-5515.
(425) 454-6363

ITEM 5. OTHER EVENTS

        On August 28, 2003, the Federal Energy Regulatory Commission (FERC) trial staff and Puget Sound Energy (PSE), the utility subsidiary of Puget Energy, filed an agreement that would end all accusations by FERC of PSE’s participation in market manipulation during the 2000-2001 Western energy crisis.1 The agreement states there is no basis to proceed with show cause proceedings against PSE arising from trading activities in the California market during the period January 1, 2000 through June 20, 2001.
        PSE was among a group of 43 energy companies that were directed by FERC on June 25, 2003 to “show cause” or to prove they did not engage in illegal market manipulation during the California energy crisis. The show cause order was previously described in PSE and Puget Energy’s form 10-Q filed for the second quarter of 2003 (see paragraph 4 of the section entitled “Proceedings Relating to the Western Power Market”).
        Under the terms of the agreement, FERC trial staff cleared PSE of all allegations relating to “false import” (described in the 10-Q as “ricochet”) and “paper trading” activities. PSE agreed to pay $17,092 in connection with two missed deliveries of power contracted for by the California ISO to avoid the costs and burdens of further litigating. PSE and FERC trial staff acknowledge in the agreement that PSE denies any wrongdoing in connection with the missed deliveries, and the FERC trial staff took no position on the merits of the allegation. PSE produced evidence to show the missed deliveries occurred due to system reliability issues.
        The agreement must be approved by a FERC administrative law judge and the FERC Commission before becoming effective. A copy of the agreement without exhibits is attached hereto as Exhibit 99.1; a copy of the full agreement with exhibits can be found at www.ferc.gov.

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1 FERC is still investigating the propriety of bids made into California markets of over $250/Mwh during 2000. PSE made only a small number of such bids during times when the market was trading at that level and has no reason to believe it is a target of that investigation.

ITEM 7. EXHIBITS

Exhibit 99.1    -    Settlement agreement related to FERC's June 25, 2003 Show Cause Order.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

/s/ Jennifer L. O'Connor
Jennifer L. O'Connor
Vice President and General Counsel
Date: September 2, 2003